Exhibit 5.1

Suite 1000 Brunswick House 44 Chipman Hill Saint John, NB Canada E2L 2A9	Correspondence: P.O. Box 7289 Postal Station A Saint John, NB Canada E2L 4S6	Telephone: 506.632.1970 Fax: 506.652.1989 saint-john@smss.com www.smss.com	Peter M. Klohn Direct Dial: 506.632.2788 Direct Fax: 506.634.3573 pklohn@smss.com

File Reference: SM002543-00001

December 21, 2009

NOVA Chemicals Corporation
1550 Coraopolis Heights Road
Coraopolis, PA 15108

Ladies and Gentlemen:

We have acted as Canadian counsel to NOVA Chemicals Corporation (“NOVA”) in the Province of New Brunswick (the “Province”) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by NOVA with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of (i) up to US$350,000,000 aggregate principal amount of 8.375% Senior Notes due 2016 (the “2016 Exchange Notes”), and (ii) up to US$350,000,000 aggregate principal amount of 8.625% Senior Notes due 2019 (the “2019 Exchange Notes”, and together with 2016 Exchange Notes, the “Exchange Notes”).

The Exchange Notes will be issued under an indenture, dated as of October 16, 2009 (the “Indenture”), by and between NOVA and U.S. Bank National Association, as Trustee (the “Trustee”).  The 2016 Exchange Notes will be offered in exchange for up to US$350,000,000 aggregate principal amount of its outstanding 8.375% Senior Notes due 2016, and the 2019 Exchange Notes will be offered in exchange for up to US$350,000,000 aggregate principal amount of its outstanding 8.625% Senior Notes due 2019.

As Canadian counsel to NOVA, we have examined executed copies of, but have not participated in the negotiation, preparation (except with respect to certain matters governed by Canadian Law (as defined below)) or settlement of:

(a)                                  the Registration Statement; or

(b)                                 the Indenture.

We have examined and relied upon;

(c)                                  a certificate of status (the “Certificate of Status”) for NOVA issued by the Director under the Business Corporations Act (New Brunswick) dated December 16, 2009; and

smss.com	Charlottetown	Fredericton	Halifax	Moncton	Saint John	St. John’s

(d)                                 a certificate of an officer of NOVA dated December 21, 2009 (the “Officer’s Certificate”), a copy of which has been delivered to you.

We have also (a) examined such statutes and regulations, public and corporate records, certificates of government officials and such other documents, (b) made such further investigations and searches, (c) considered such questions of law, in each case as we have considered relevant and necessary as the basis for the opinions expressed herein, and (d) in connection with the opinion given in paragraph 1. below, reviewed and relied upon the Certificate of Status.

In giving this opinion, we have assumed:

(a)                                  the genuineness of all signatures, the authenticity of documents delivered to us as originals or copies thereof, and the legal capacity of natural persons;

(b)                                 the completeness, truth, and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials;

(c)                                  the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate; and

(d)                                 that the Indenture has been physically delivered by the parties thereto, such delivery was not subject to escrow conditions and any requirements as to delivery under the laws where delivery took place have been complied with.

The opinions expressed below are limited to the laws of the Province and the federal laws of Canada applicable therein, in effect as at the date hereof (collectively, “Canadian Law”) and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1.                                       NOVA has been duly continued, is validly existing and is in good standing as a corporation under the laws of the Province.

2.                                       The execution and delivery by NOVA of the Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of NOVA and the Indenture has been duly executed and delivered (to the extent such delivery is governed by Canadian Law) by NOVA.

3.                                       The execution and delivery by NOVA of the Exchange Notes and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of NOVA.

The opinions expressed above are rendered solely for the benefit of the addressees in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent except that copies of this opinion letter may be furnished to your counsel Orrick, Herrington & Sutcliffe LLP, which may rely upon the opinions set forth herein as though addressed to it.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.

Yours truly,

Stewart McKelvey

Peter M. Klohn

PMK/lmm